Exhibit 10.47

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement ("Agreement") is made by and between Hines Horticulture, Inc., a Delaware Corporation (“Employer”), and Lincoln Moehle, an individual (“Employee”).

RECITALS

A.    Employer currently employs Employee. Employer plans to eliminate Employee’s position at a future date due to reorganization. Due to his experience and knowledge, Employer wishes to retain Employee’s services until the date of termination. As a result, Employer will provide Employee with severance benefits and a retention bonus should Employee remain employed until the date set forth below.

B.    For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.0    Termination of Employment. Employer acknowledges that he has been notified that his employment with Employer will end due to position elimination on January 26, 2007. (the “Termination Date”). Employee agrees to remain employed with Employer until the Termination Date under the Retention Bonus provisions of Section 2.2 below. Employer reserves the right to advance the Termination Date in the event business conditions warrant an earlier termination. In such event Employer will pay Employee the compensation set forth in Section 2.0 below on the earlier Termination Date.

2.0    Compensation.

2.1.    Severance. Employer shall pay Employee severance pay in the amount of nineteen thousand eight hundred thirty eight dollars and no cents ($73,684.00), less statutory wage deductions and any deductions which Employee has authorized. This payment shall be made to Employee in one lump sum within five (5) business days after the Termination Date and after the expiration of the Revocation Period provided for in Section 8.0 below. Because employment will end on Employee’s Termination Date, these payments are not eligible for deferral to Employee’s account in Employer’s 401(k) plan. Employee acknowledges that this severance amount is a special benefit provided to Employee in return for Employee’s execution of this Agreement and is more than Employee would normally receive upon separation from employment. Should Employee’s employment with Employer terminate before the Termination Date because of resignation, retirement or termination for cause, Employee will not be eligible to receive this Retention Bonus.

2.2.    Insurance Benefits. Employee’s health, dental and vision insurance benefits shall terminate effective six months from the date of execution of this agreement and upon receipt of the signed release and waiver. Thereafter, Employee will be eligible to continue these benefits through COBRA. Any continuation of these benefits beyond the six months from the date of execution of this agreement shall be at Employee’s sole expense.

2.3.    Vacation. Employer shall pay Employee on Employee’s Termination Date all of Employee’s accrued and unused vacation through Employee’s Termination Date.

3.0    No Guarantee of Future Employment. Employee acknowledges that his employment with Employer through the Termination Date continues to be covered by Employer’s normal policies. Nothing in this Agreement precludes a termination by retirement, resignation or discharge pursuant to Employer’s policies prior to the Termination Date.

4.0    Sufficiency of Consideration. Employer and Employee specifically agree that the consideration provided to Employee pursuant to Sections 2.1and 2.2 is good and sufficient consideration for this Agreement.

5.0    No Actions by Employee. In consideration of the promises and covenants made by Employer in this Agreement Employee agrees:

5.1.    Filing of Actions. That Employee has not filed and will refrain from filing on Employee’s own or from participating with any third party in filing any action or proceeding against Employer, its subsidiaries or parents, its Board of Directors, any members of the Board of Directors in any of their capacities, including individually, its present or former employees, officers, directors, agents or affiliates (hereinafter "Released Parties") with any administrative agency, board, or court relating to the termination of Employee's employment effective January 26, 2007, or any acts related to Employee's employment with Employer occurring prior to January 26, 2007.

5.2.    Dismissal. That if any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Employee's employment or any acts related to Employee's employment with Employer occurring prior to January 26, 2007, Employee will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

5.3.    Discrimination. Employee acknowledges that the Age Discrimination in Employment Act ("ADEA") (29 U.S.C. §621 et seq.), Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act and the Texas Commission on Human Rights Act, Tex. Labor Code Sec. 21.001, et. seq., provide Employee the right to bring action against the Released Parties if Employee believes Employee has been discriminated against on the basis of race, ancestry, age, color, religion, sex, sexual orientation, medical condition, national origin, or physical or mental disability. Employee understands the rights afforded to Employee under these Acts and agrees Employee will not file any action against the Released Parties based upon any alleged violation of these Acts. Employee irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other federal, state or local laws regarding employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorney's fees, reinstatement or injunctive relief.

6.0    Compromise and Settlement. Employee, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases Employer and Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, violation of statute or other theories of recovery arising from the employment relationship between Employer and Employee, and the termination of the employment relationship. Such claims include those Employee may have or has against Employer or Released Parties.

7.0    Waiver. Employee acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Employee's employment relationship with Employer and the termination of Employee's employment.

8.0    Waiver of Rights Under the Age Discrimination in Employment Act. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age. Employer specifically denies any such discrimination. Employee understands the rights afforded to Employee under the ADEA and agrees that Employee will not file any claim or action against Employer or any of the entities released in Section 6.0 affiliated with Employer based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys fees, damages, reinstatement or injunctive relief. Notwithstanding the foregoing, Employee does not waive any ADEA claim which may arise after this Agreement is executed.

Employee also understands and acknowledges that the ADEA requires Employer to provide Employee with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Employee acknowledges that Employee was provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, either has used the Consideration Period or waives the remainder of the Consideration Period by executing the Waiver of Consideration Period attached as Exhibit A. Employee understands that Employee is entitled to revoke this Agreement at any time during the seven (7) days following Employee’s execution of this Agreement. Employee also understands that any revocation of this Agreement must be in writing and delivered to the attention of Steve Avery VP Human Resources and Operational Excellence, at Employer’s office in Irvine, California prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (949) 786-0968 with a hard copy to follow via first class mail.

9.0      No Admission of Liability. Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Employee by Employer. Employer specifically asserts that all actions taken with regard to Employee were proper and lawful and affirmatively denies any wrongdoing of any kind.

10.0    Confidentiality. Employee agrees to keep the terms and amount of this Agreement completely confidential, except that Employee may discuss this Agreement with Employee’s attorney, accountant, or other professional advisor who may assist Employee in evaluating or reviewing this Agreement or the tax implications of this Agreement. Employer agrees to keep the terms of this Agreement confidential except as to those employees, officers, agents, or directors of Employer who have a need to know the terms of this Agreement and except as required by law.

11.0    Confidential Information. Employer has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes but is not limited to any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, marketing and sales data, product and product development information, customer lists, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”). Employee has had access to confidential information of persons or entities for whom Employer performs services, to whom Employer sells products, or from whom Employer or Employee has obtained information (“Customers”). Confidential Information includes not only information disclosed by Employer or its Customers to Employee in the course of Employee’s employment with Employer, but also information developed or learned by Employee during the course of Employee’s employment with Employer. Confidential Information is to be broadly defined.

Employee acknowledges that during Employee’s employment with Employer, Employee has had access to such Confidential Information. Employee agrees that at all times after Employee’s employment with Employer is terminated, Employee will (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Employer or its Customers; (ii) not cause the transmission, removal or transport of Confidential Information of Employer or its Customers; (iii) not publish, disclose, or otherwise disseminate Confidential Information of Employer or its Customers.

12.0    Company Property. On or before Employee’s Termination Date, Employee shall return to Employer all Employer property in Employee’s possession including, but not limited to, Employee’s company-provided computer, pager, cell phone and the original and all copies of any written, recorded, or computer-readable information about Employer’s practices, procedures, trade secrets, customer lists, product cultivation or marketing associated with Employer’s business.

13.0    Representation by Attorney. Employee acknowledges that Employee has carefully read this Agreement; that Employee understands its final and binding effect; that Employee has been advised to consult with an attorney; that Employee has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Employee has either chosen to be represented by counsel or has voluntarily declined such representation; and that Employee understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14.0    No Reliance Upon Representations. Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by Employer or by any of Employer’s past or present shareholders, officers, directors, employees, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15.0    Resolution of Disputes. Employer and Employee agree that any dispute that may arise under the provisions of this Agreement shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association. The written determination of the arbitrator shall be final, binding and conclusive on the parties. However, the provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional relief in order to preserve the status quo of the parties pending resolution of the dispute by arbitration. The location of the arbitration shall be in Houston, Texas.

16.0    Attorney’s Fees. Each party shall bear its own attorney’s fees in the preparation and review of this Agreement. Should suit or action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees.

17.0    Miscellaneous

17.1.    Entire Agreement, Modification. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17.2.    Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

17.3.    Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Texas.

17.4.    Construction. The language in all parts of the Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

17.5.    Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

Dated: December 29, 2006	HINES HORTICULTURE, INC. (“Employer”)

/s/ Claudia Pieropan
By: Claudia Pieropan
Its: CFO

Dated: December 29, 2006	/s/ Lincoln Moehle

Lincoln Moehle (“Employee”)

EXHIBIT “A”

[Omitted]